UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/17/2008

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23190

CA	93-0925818
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Rowland Way, Suite 110 , Novato, CA 94945
(Address of principal executive offices, including zip code)

(415) 893-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2008, Sonic Solutions ("Sonic") held its 2008 annual shareholders' meeting (the "Shareholders Meeting"), at which Robert J. Doris, Mary C. Sauer, Robert Greber, Peter J. Marguglio and R. Warren Langley, comprising all of the existing members of Sonic's Board of Directors (the "Board") were reelected with each receiving at least 22,540,000 votes (representing over 89.5% of all shares present in person or by proxy and representing 84.9% of shares outstanding). Immediately following the Shareholders Meeting, the Board held its own annual meeting, at which it addressed various administrative and organizational matters. Among other acts, the Board confirmed that Mr. Doris would continue to act as Chairman of the Board, that Ms. Sauer would continue in her capacity as Secretary of the Board, and that the Audit, Compensation and Nominating Committees of the Board would each continue to be comprised of Messrs. Greber, Marguglio and Langley with Mr. Greber as chair. In addition, the Board confirmed the appointments of Sonic's executive officers as David C. Habiger, President and Chief Executive Officer; A. Clay Leighton, Executive Vice President and Chief Operating Officer; Mark Ely, Executive Vice President, Strategy and General Manager, Premium Content; and Paul F. Norris, Executive Vice President, Acting CFO and General Counsel. Further, the Compensation Committee approved and the Board granted (a) 300,000, 200,000, 150,000 and 150,000 stock options to Messrs. Habiger, Leighton, Ely and Norris, respectively, all of such options vesting monthly over four years, and (b) in accordance with the Board Compensation Policy, 75,000 options to each of Messrs. Doris and Greber and 60,000 options to each of Messrs. Marguglio and Langley and Ms. Sauer, all of such options vesting monthly over one year. All of the options granted have an exercise price of $1.23 per share (the closing price on December 15, 2008) and all are subject to change of control vesting per standard company policy for directors and executive officers. In addition, the Compensation Committee and Board (excluding Mr. Doris and Ms. Sauer) considered the current exceptional level of involvement of Mr. Doris and Ms. Sauer in providing strategic guidance to Sonic's executive officers and management team as well as the standard level of director compensation provided pursuant to the Board Compensation Policy and determined that Mr. Doris shall receive additional cash compensation at the rate of $37,500 per quarter and Ms. Sauer shall receive additional cash compensation at the rate of $20,000 per quarter, until such time as either Mr. Doris or Ms. Sauer report that they are no longer providing such extra involvement, or until such time as the Board directs otherwise.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC SOLUTIONS

Date: December 17, 2008	By:	/s/ David C. Habiger
David C. Habiger
President & Chief Executive Officer